                                                                   EXHIBIT 10.13

August 18, 1999

Mr. Allen Karp
Chairman and Chief Executive Officer
Cineplex Odeon Corporation
1303 Yonge Street
Toronto, Ontario
M4T 2Y9

Dear Mr. Karp:

Cineplex Odeon Corporation ("Cineplex"), a wholly-owned subsidiary of Loews Cineplex Entertainment Corporation ("Loews Cineplex"), considers the continuance of sound and vital management to be essential to protecting and enhancing the best interests of Cineplex, Loews Cineplex and the shareholders of Loews Cineplex. Accordingly, the Board of Directors of Cineplex (the "Board") has determined that appropriate steps should be taken to encourage you to continue employment with Cineplex. This Agreement therefore further amends and supercedes, with effect from and after the date hereof, all existing agreements between you and Cineplex governing your employment with Cineplex.

With the foregoing background, you and Cineplex agree as follows:

1.  Employment and Services
    -----------------------

Cineplex will continue to employ you and you will continue to perform your services as Chairman and Chief Executive Officer of Cineplex upon the terms and conditions hereinafter set forth.

During the term of your employment, you shall be required to devote sixty percent (60%) of your working time and attention to the business and affairs of Cineplex. There shall be no restrictions on your activities during the remaining forty percent (40%) of your working time and attention, provided that such activities do not materially and adversely affect the performance by you of your responsibilities as an executive of Cineplex in accordance with this Agreement and do not reflect adversely on Cineplex to a material extent.

Without limiting the generality of the immediately preceding paragraph but subject to the provisos contained therein, it is expressly understood and agreed that it shall not be a violation of this Agreement for you to (a) serve on corporate, civic or charitable boards or committees; (b) deliver lectures, fulfil speaking engagements or teach at educational institutions; and (c) manage personal investments. It is further understood and agreed that, to the extent that such activities relate to the motion picture industry, such activities shall be deemed to be a part of the sixty percent (60%) of your time and attention to be devoted to the business and affairs of Cineplex.

The services to be performed by you shall include: (a) developing and overseeing the corporate strategy of Cineplex, (b) the development and maintenance of key relationships of Cineplex with government, its bankers, the motion picture industry in Canada and, insofar as it relates to the motion picture industry, local communities, (c) serving as a member of the Board and of the board of directors of Loews Cineplex, and (d) such additional similar services (provided they are comparable in scope and dignity to those typically performed by a Chief Executive Officer of a company which is a wholly-owned subsidiary of a U.S. parent which carries on a business similar in size and scope to that carried on by Cineplex) as are required from time to time by the Board. In addition, you will perform such similar services on behalf of Loews Cineplex as are required by the Chief Executive Officer of Loews Cineplex, provided that such services are comparable in scope and dignity to those to be performed by you hereunder. It is acknowledged that your services hereunder shall not require any responsibility, nor shall you have any authority, with respect to the day to day activities of Cineplex or of Loews Cineplex. In performing such duties hereunder, you will report directly to the Chief Executive Officer of Loews Cineplex.

2.  Results and Proceeds
    --------------------

As your employer, Cineplex shall own all rights in and to the results and proceeds connected with or arising out of, directly or indirectly, your services hereunder.

3.  Term
    ----

The term of this Agreement shall, subject to Sections 7 and 8, end on January 1, 2002 (the "Expiry Date"), unless extended pursuant to the provisions of this
Section 3.

Cineplex and you agree and acknowledge that neither Cineplex nor you has any obligation to renew this Agreement or to continue your employment after expiration of the term hereunder, and Cineplex and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. Notwithstanding the foregoing, however, unless either Cineplex or you gives written notice to the other of them to the contrary on or before September 1, 2001, the term of this Agreement shall be deemed to have been automatically extended to end on January 1, 2004 on the same terms and conditions as are contained herein (except this automatic renewal provision) and the "Expiry Date" shall then mean January 1, 2004.

You and Cineplex hereby agree that the provisions of Section 2 of the Employers and Employees Act (Ontario) shall not apply to this Agreement.

4.  Compensation
    ------------

    (a) Base Salary. Commencing November 1, 1999, Cineplex shall pay you an
        -----------
    annual base salary ("Base Salary") of U.S. Two Hundred Thousand Dollars (U.S. $200,000), or such higher salary as may be determined by the board of directors of Loews Cineplex at a review to be held annually or more frequently if the board of directors of Loews Cineplex so determines (pro-rated where appropriate in respect of part years, if any); it

                                      -2-
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      being understood that the board of directors of Loews Cineplex is not obligated to increase your Base Salary at any time during the term of this Agreement. Base Salary shall be converted into Canadian dollars as hereinafter provided (subject to Section 11 hereof) and shall be paid in equal instalments on Cineplex's regular paydays during the term, subject to usual and required payroll deductions and withholdings. Until November 1, 1999, you shall continue to be paid your current annual base salary of U.S. Five Hundred and Fifty Thousand Dollars (U.S.$550,000).

      Subject to Section 11 hereof, for the period January 1 to June 30 of each year, Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on November 15 of the prior year or, if such date is not a Business Day, on the immediately preceding Business Day. Subject to
      Section 11 hereof, for the period July 1 to December 31 of each year, Base Salary shall be converted into Canadian dollars at the Bank of Canada noon rate on May 15 of such year provided that if such date is not a Business Day, on the immediately preceding Business Day. You and Cineplex agree to review the manner in which Base Salary is converted into Canadian dollars in the event of significant changes in the U.S./Canadian exchange rate. In this Agreement, "Business Day" means a day, other than a Saturday or Sunday, on which banks are open for business during normal business hours in the City of Toronto.

      (b) Bonus. Commencing November 1, 1999, you shall be entitled in respect
          -----
      of each year of the term of this Agreement to a bonus, paid in cash, in an amount which shall be in the sole discretion of the board of directors of Loews Cineplex but, so long as you comply with the provisions of this Agreement, is expected to be at least U.S. Fifty Thousand Dollars (U.S.$50,000) (pro-rated where appropriate in respect of part years, if any, including the 2000 fiscal year). For the portion of the 2000 fiscal year through November 1, 1999, you shall be entitled to U.S. $129,167, which is a pro rata portion of your current annual minimum bonus of U.S. One Hundred and Fifty-five Thousand Dollars (U.S.$155,000). Save as aforesaid, you acknowledge that the payment of bonuses in any year is a matter in the sole discretion of the board of directors of Loews Cineplex. Subject to Section 11 hereof, bonus payments shall be converted into Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business Day) depending on the period in which they are paid as provided in Subsection (a) above.

      (c) Stock Options. You acknowledge that the issuance of stock options is a
          -------------
      matter in the sole discretion of the board of directors of Loews Cineplex. Subject to the terms of Loews Cineplex's stock option plan, as from time to time in effect, any decision of the board of directors of Loews Cineplex with respect to the quantity or terms of a stock option grant, if any, will be final and binding on you.

      (d) Retirement Fund. Cineplex hereby confirms to you that it has
          ---------------
      established a memorandum account on its books reporting an unfunded retirement fund ("Retirement Fund") for your exclusive benefit which, as at the date hereof, is in the principal amount of U.S. Two Million, Eight Hundred and Twenty Thousand Dollars (U.S.$2,820,000) and which Retirement Fund shall be dealt with and paid to you as follows:

           (i) From and after August 1, 1999, the amount remaining in the Retirement Fund from time to time shall bear interest at the rate of eight and seven-eighths percent (8.875%), which interest shall be calculated and added to the Retirement Fund quarterly, the first such computation to be made on October 1, 1999, and thereafter quarterly on January 1, 2000, April 1, 2000, July 1, 2000, and so on.

           (ii) On the date of execution of this letter, Cineplex shall lend to you the sum of U.S. Four Hundred and Twenty-five Thousand Dollars (U.S.$425,000) from the Retirement Fund. From and after November 1, 1999, such amount (or the amount thereof outstanding from time to time) shall bear interest at the rate of eight and seven-eighths percent (8.875%), which interest shall be calculated and added to such loan quarterly, the first such computation to be made on January 1, 2000, and thereafter quarterly on, April 1, 2000, July 1, 2000, October 1, 2000 and so on. The said loan shall be repayable by you, in whole or in part, either at such time or times as you may determine, or on demand by Cineplex. In either of such events, the amount in question, inclusive of accrued interest thereon, shall be paid by reducing, dollar for dollar, the Retirement Fund accordingly. Provided that, to the extent not repaid in full, any amount then outstanding (inclusive of accrued interest thereon) shall be set-off by Cineplex against the amount to be paid by Cineplex to you pursuant to Subsection (iii) below.

           (iii)  Subject to the provisions of the final sentence of Subsection
           (ii) above, the full balance then remaining in the Retirement Fund (together with all then accrued interest thereon pursuant to Subsection (i) above) shall be paid to you or to your personal representatives, as the case may be, upon you ceasing to be employed by Cineplex for any reason whatsoever (including, without limitation, your retirement, your resigning from the employ of Cineplex, Cineplex terminating your employment with or without cause, your death, or the expiry of the term of this Agreement).

5.  Place and Condition of Employment
    ---------------------------------

You shall not be required, without your consent, to perform your primary duties under this Agreement in a location other than in the Municipality of Metropolitan Toronto, nor shall you be required to travel to a materially greater extent than you were prior to the date of this Agreement. You agree that you will make yourself available, on a reasonable basis, in New York City from time to time as required by the Chief Executive Officer of Loews Cineplex or by the Board of Directors of Loews Cineplex.

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6.  Vacation
    --------

You shall be entitled to vacations with pay during the term of this Agreement, which shall in no event be less than four weeks per annum.

7.  Termination by Cineplex
    -----------------------

Cineplex may terminate your employment hereunder:

      (a) subject as hereinafter provided, without notice for such cause as would entitle Cineplex at law to terminate your employment without notice; provided such termination occurs within one month of the circumstances providing a basis for such termination first coming to the attention of either the Chief Executive Officer of Loews Cineplex or of the board of directors of Loews Cineplex; or

      (b) on not less than 90 days' notice to you in either of the following events:

           (i) you engage in activities outside the scope of your employment which do not meet the requirements for such activities set forth in
           Section 1 of this Agreement; or
           (ii) you engage in conduct which constitutes a material breach of the Cineplex code of Conduct and Confidentiality as amended from time to time; and

      you fail to desist from such activities or conduct within ten Business Days of being requested to do so in writing by a notice signed by the Chief Executive Officer of Loews Cineplex or by the board of directors of Loews Cineplex which describes such activity or conduct with reasonable particularity and states the basis on which such party has determined that such activities or conduct is inconsistent with this Agreement or the Cineplex Code of Conduct and Confidentiality; provided that in the case of any such event referred to in paragraph (ii) which has (to an extent or in a manner which cannot be remedied) materially and adversely affected your ability to perform your responsibilities as an executive of Cineplex and does reflect adversely on Cineplex to a material extent, no such request to desist by the Chief Executive Officer of Loews Cineplex or by the board of directors of Loews Cineplex and ten Business Days cure period shall be required. Notwithstanding the foregoing, Cineplex shall not be entitled to terminate your employment hereunder pursuant to paragraph 7(b)(ii) above if the conduct complained of is the same as, or is substantially similar to, conduct engaged in by other executives of Cineplex which has not given rise to complaint by Cineplex; or

      (c) if you have suffered a disability which makes you eligible to receive the maximum benefit payable under Cineplex's long term disability insurance plan; but in no case shall such right be exercised until six (6) months from the date of the commencement of such disability or until the date the first payment is received under such plan, whichever is later.

8.  Termination by You
    ------------------

You may terminate your employment hereunder at any time on not less than sixty
(60) days' written notice in the event that Cineplex fails in any material respect to perform its obligations hereunder or otherwise does or fails to do anything which at law would constitute constructive dismissal; provided that, without limiting the generality of the foregoing, Cineplex shall be deemed to have failed to perform its obligations hereunder in a material respect in the event of:

      (a) a reduction by Cineplex in your Base Salary (other than in accordance with this Agreement) as in effect from time to time;

      (b) failure by Cineplex to pay or cause to be paid to you any amounts awarded and due to you by way of bonus in accordance with Subsection 4(b) of this Agreement; or

      (c) the failure by Cineplex to continue in effect any benefit plan in existence as at the date hereof, special benefit provided to you pursuant to this Agreement, or other similar employee benefit plan introduced by the Board or by Loews Cineplex after the date of this Agreement(which subsequently introduced plan has not been discontinued by the Board or by Loews Cineplex pursuant to a power to do so provided for in the terms of the plan when first introduced) (collectively, "Benefit Plans") in which you are participating from time to time (unless you are otherwise provided with at least substantially similar benefits as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which is provided to you), or the taking of any action, or the failure to act, by Cineplex which would adversely affect your continued participation in any of such Benefit Plans (or other substantially similar benefit arrangements) on at least as favourable a basis to you as is the case immediately prior to the date hereof or which would materially reduce your benefit in the future under any of such Benefit Plans (or other substantially similar benefit arrangements);

provided that Cineplex shall have ten (10) Business Days following receipt of written notice from you to cure any such occurrence.

9.  Benefits
    --------

During the term of your employment hereunder, you shall continue to be entitled to the benefits to which you have been entitled prior to the date of this Agreement together with such additional benefits as may from time to time be agreed upon by you and by the Chief Executive Officer of Loews Cineplex.

10.   (A) Compensation Due to You Upon Termination
          ----------------------------------------

      (a) If your employment shall be terminated by you pursuant to Section 8 hereof, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date (as defined in Section 14 hereof), the aggregate of the following amounts:

           (i) an amount equal to the aggregate of a bonus at the annual rate of U.S. Fifty Thousand Dollars (U.S. $50,000) plus the Base Salary then being paid to you, which aggregate would have otherwise been paid to you from the Employment Termination Date to the Expiry Date;

           (ii) in the case of compensation, if any, previously deferred, all amounts of such compensation previously deferred and not yet paid by Cineplex; and

           (iii) the amount referred to in Subsection 4(d)(iii).

      (b) If your employment shall be terminated by Cineplex pursuant to Section 7 hereof, Cineplex shall pay to you in a lump sum in cash on the Employment Termination Date (as defined in Section 14 hereof), the amount referred to in Subsection 4(d)(iii) hereof.

      (B) Benefits Due to You Upon Termination
          ------------------------------------

      (a) Benefits. If you cease to be employed by Cineplex for any reason whatsoever (including, without limitation, your retirement, your resigning from the employ of Cineplex, Cineplex terminating your employment without cause, or the expiry of the term of this Agreement, but not if Cineplex terminates your employment pursuant to Section 7(b) or otherwise with cause):

           (i) Subject as hereinafter provided, for a period of two and one-half (2-1/2) years following the Employment Termination Date, Cineplex shall continue benefits to you and/or your family under the Benefit Plans (or other substantially similar arrangements referred to in Subsection 8(c) hereof) at least equal to those which would have been provided to them if your employment had not terminated, if and as in effect at any time during the ninety (90) day period immediately preceding the Employment Termination Date or, if more favourable to you, as in effect at any time thereafter during such two and one-half (2-1/2) year period with respect to other key executives and their families. Notwithstanding the foregoing, you shall not be entitled during such two and one-half (2 1/2) year period to the payment of a car/transportation allowance or the reimbursement for insurance.

           (ii) Cineplex shall use its best efforts to make such arrangements with you (at no material additional net cost to itself) as may be necessary to permit continuation of benefits as contemplated by paragraph 10(B)(a)(i) hereof. If under the terms of any Benefit Plan (or other substantially similar benefit arrangements referred to in Subsection 8(c) hereof) it is not possible to continue as aforesaid the benefit of such Benefit Plan (or other such arrangements) following termination of your employment, Cineplex shall provide at least substantially similar benefits (as evidenced by the written opinion of a nationally recognized employee benefits consulting firm, a copy of which will be provided to you) unless such replacement benefit exceeds in its cost that of the original benefit, in which event Cineplex shall be obliged only to provide a replacement benefit to the extent of its cost of the original Benefit Plan (or other such similar arrangements).

           (iii) Cineplex shall provide to you a lifetime courtesy admission pass for you and one guest.

           (iv) For a period of two and one-half (2-1/2) years following the Employment Termination Date, Cineplex shall continue to make contributions on your behalf to the Cineplex pension plan or your RRSP, so long as it is entitled under such plan or plans to continue to do so, and if not otherwise permissible, such amount shall be paid directly to you for your pension purposes.

           (v) Cineplex shall provide you with such additional benefits as may from time to time be agreed upon by you and by the Chief Executive Officer of Loews Cineplex in a written binding agreement.

      (b) Stock Option Arrangements. Notwithstanding any other provisions relating to the acceleration of the vesting of options in any Loews Cineplex stock option plan or agreement, subject to regulatory approval, in the event you cease to be employed by Cineplex for any reason whatsoever (including, without limitation, your retirement, your resigning from the employ of Cineplex, Cineplex terminating your employment with or without cause, your death, or the expiry of the term of this Agreement), then all stock options previously granted to you shall immediately vest upon the Employment Termination Date. In addition, subject to regulatory approval, you (or your personal representative) shall remain entitled to exercise any stock options previously granted to you and then exercisable at any time until the expiration of the full term of the exercise period relating to each of such vested stock options. In connection with the termination of your employment, Cineplex shall use its best efforts to make such arrangements with you (at no material cost to Cineplex) or to obtain necessary regulatory clearances (at no material inconvenience to Cineplex) as may be necessary to permit the accelerated vesting and continuation of such vested stock options as aforesaid. Your rights under this Subsection (b) are in addition to your rights under any stock option plans and agreements.

      (C)  General Provisions Re: Amounts Due to You Upon Termination
           ----------------------------------------------------------

      (a) No set-off. Except as provided in the final sentence of Subsection 4(d)(ii) hereof and except for claims for monies actually due and payable to Cineplex by you, Cineplex's obligation to make the payments provided for in this Section 10 and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other claim (based on termination by Cineplex or otherwise), right or action which Cineplex may have against you or others.

      (b) Withholdings. All payments made to you pursuant to this Section 10 shall be subject to any withholding of (or in respect of) tax required by law provided that such withholding shall be at the lowest amount permitted by law.

      (c) U.S./Canadian conversions. Subject to Section 11 hereof, all cash payments pursuant to Section 10(A) hereof shall be converted into Canadian dollars at the Bank of Canada noon rate on either November 15 or May 15 (or if such date is not a Business Day, the immediately preceding Business
      Day) depending on the period in which they are paid as provided in Subsection 4(a) of this Agreement.

      (d) Tax Planning. Provided that there is no additional cost to Cineplex, Cineplex will co-operate with you to structure payments provided for in this Section 10 in a manner which will be most tax effective for you.

      (e) Freedom to Compete. For purposes of clarity, it is hereby acknowledged that if you cease to be employed by Cineplex for any reason whatsoever (including, without limitation, your retirement, your resigning from the employ of Cineplex, Cineplex terminating your employment with or without cause, or the expiry of the term of this Agreement), you shall, subject to the provisions of Section 12 of this Agreement, be entitled to, directly or indirectly, in any manner whatsoever, including, without limitation, either individually or in partnership or jointly, or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder, consultant, employee or in any other manner whatsoever, carry on or be engaged in the business of exhibiting motion pictures within North America.

11.   Option to Convert to Canadian Funds
      -----------------------------------

At any time during the term of this Agreement, you may give written notice to Cineplex in which you opt to convert all U.S. Dollar amounts provided for in this Agreement into Canadian Dollars. In such event, all of such U.S. Dollar amounts shall be converted into Canadian Dollars at the average of the Bank of Canada noon rates for the two hundred and seventy (270) days immediately preceding the date of such notice and this Agreement shall thenceforth be deemed to have been amended to substitute such Canadian Dollar amounts for all of the U.S. Dollar amounts provided for herein.

12.   Confidentiality
      ---------------

All confidential records, material and information and copies thereof, and all trade secrets concerning the business or affairs of Cineplex obtained by you in the course of your employment shall remain the exclusive property of Cineplex. During your employment, you shall not reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity other than to Cineplex, Cineplex's qualified employees, Cineplex's professional advisors and other persons on a "need to know" basis in connection with matters directly relating to Cineplex, and you shall not, following the termination of your employment hereunder for any reason, reveal, divulge or make known the contents of such confidential records or any of such confidential information or trade secrets to any person or entity for any purpose whatsoever or make use thereof for your own or any other person's or entity's benefit. For the purposes hereof, confidential records, material and information include information known or used by Cineplex in connection with its business including, but not limited to, any design, prototype, compilation of information, data, program, code, method, technique or process, information relating to any product, device, equipment or machine, information about or relating to Cineplex's customers and suppliers and Cineplex's markets and marketing plans, present and future, information about or relating to Cineplex's potential business ventures and locations, financial information of all kinds relating to Cineplex and its activities, all inventions, ideas, and related material but does not include any of the foregoing which is or becomes a matter of public knowledge.

13.  Legal Costs
     -----------

Cineplex agrees to pay (as incurred by you) to the full extent permitted by law, all legal fees and expenses which you may reasonably incur as a result of any contest by Cineplex or others relating to this Agreement in which you are substantially successful on the merits.

14.  Notices
     -------

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to you:      Mr. Allen Karp
                          Cineplex Odeon Corporation
                          1303 Yonge Street
                          Toronto, Ontario
                          M4T 2Y9

          with a copy to: Mr. Allen Karp
                          88B Crescent Road
                          Toronto, Ontario
                          M4W 1T5

          If to Cineplex: Cineplex Odeon Corporation
                          1303 Yonge Street
                          Toronto, Ontario
                          M4T 2Y9

                          Attention:  President
          with a copy to: Loews Cineplex Entertainment Corporation
                          711 Fifth Avenue
                          11th Floor
                          New York, New York
                          10022

                          Attention:  President

          and a copy to:  Loews Cineplex Entertainment Corporation
                          711 Fifth Avenue
                          11/th/ Floor
                          New York, New York
                          10022

                          Attention: John C. McBride, Jr.
                          General Counsel and Senior Vice President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

Any termination by either party pursuant to this Agreement shall be communicated by Notice of Termination to the other given in accordance with this Section 14. For purposes of this Agreement, a "Notice of Termination" means a written notice which:

      (a) states the specific provision of this Agreement relied upon;

      (b) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so stated; and

      (c) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice, except as otherwise may be provided in this Agreement) (the "Employment Termination Date").

15.  No Mitigation
     -------------

You shall not be obligated to seek other employment or otherwise mitigate the amounts payable to you under any of the provisions of this Agreement, nor shall any amounts payable to you hereunder be reduced by any compensation earned by you as a result of employment by another employer after the Employment Termination Date, or otherwise.

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

16.  Successors
     ----------

This Agreement shall inure to the benefit of and be binding upon Cineplex and its successor by way of merger, amalgamation, reorganization or otherwise. Cineplex shall not take any action or enter into any contract as a result of which Cineplex would not be able to make the payments herein provided for in the event of your termination of employment.

17.  Severability; Entire Agreement; Amendments
     ------------------------------------------

This Agreement has been fully authorized by all necessary corporate action on the part of Cineplex; constitutes a valid and legally binding obligation of Cineplex; and sets forth the entire understanding between us. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No terms or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing, signed by the appropriate party(s). No waiver of any breach or default shall constitute a waiver of any other breach or default, whether of the same or any other covenant or condition. A delay or failure to assert rights or a breach of this Agreement shall not be deemed to be a waiver of such rights either with respect to that breach or any subsequent breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

18.  Governing Law
     -------------

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

19.  Termination of Prior Agreements
     -------------------------------

Except as specifically contemplated herein, this Agreement supercedes and replaces all prior agreements between you and Cineplex with respect to your employment by Cineplex.


                         Yours very truly,

                         CINEPLEX ODEON CORPORATION


                         By:  /s/ Michael D. Brandt
                            ------------------------------------
                                  Chief Financial Officer

                         AGREED this 18/th/ day of August, 1999.

                         /s/ Allen Karp
                         ---------------------------------------
                         ALLEN KARP

It is hereby agreed that Loews Cineplex shall make and provide all payments and benefits to be made to you by Cineplex pursuant to the terms of this Agreement should Cineplex fail to make such payments or provide such benefits as they become due.

AGREED this 18/th/ day of August, 1999.

Loews Cineplex Entertainment Corporation


By: /s/ John C. McBride, Jr.
   -------------------------------------
        Senior Vice President and
        General Counsel

                                      -13-